AMENDED
                            ARTICLES OF INCORPORATION
                                       OF
                          AMERICAN QUANTUM CYCLES, INC.

         Pursuant to Section 607.1006 of the Business Corporation Act of the State of Florida, the undersigned President of American Quantum Cycles, Inc., a corporation organized and existing under and by virtue of the Business Corporation Act of the State of Florida (hereinafter the "Corporation"), and desiring to amend and restate its Articles of Incorporation, does hereby certify:

         That pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors on February 6, 1998, adopted the following resolutions creating a class of 2,500,000 Preferred Shares, $.001 par value per share, stated value $6.00 per share, designated as the Series A 7% Convertible Preferred Stock. In furtherance thereof, Article IV of the Corporation's Articles of Incorporation shall be deleted in its entirety and substituted by the following:

                                   ARTICLE IV
                                  CAPITAL STOCK

         The maximum number of shares of stock that this Corporation is authorized to issue and have outstanding at any one time shall be Fifty Million (50,000,000) shares of Common Stock having a par value of $.001 per share and Two Million Five Hundred Thousand (2,500,000) shares of Preferred Stock having a par value of $.001 per share. The designations, preferences, limitations and relative rights of the shares of each class of Common Stock and of Preferred Stock shall be as determined by the Board of Directors of the Corporation. The Board of Directors of the Corporation desires, pursuant to its authority as aforesaid, to determine and fix the rights, preferences, privileges and restrictions relating to a class of said Preferred Stock as follows:

         1. Designation and Amount. The shares of such series shall be designated as the Series A 7% Convertible Preferred Stock (the "Series A Preferred Stock") and shall have a stated value of $6.00 (the "Stated Value") per share, and the number of shares constituting such series shall be 2,500,000.

         2. Dividends and Distributions. The holders of Series A Preferred Stock shall be entitled to receive a dividend of seven percent (7%) of the Stated Value to accrue commencing February 2, 1998, subject to adjustment pending the completion of the Private Offering, as

ROBERT J. BURNETT, ESQ., FL BAR#0117978
Atlas, Pearlman, Trop & Borkson, P.A.
200 E. Las Olas Blvd., #1900
Ft. Lauderdale, FL  33301
(954) 763-1200
hereinafter defined, and payable semi-annually, in cash, commencing September 1, 1998 subject to adjustment. Upon conversion, any accrued but unpaid dividends will be added to the stated value of the Series A Preferred Stock.

         3. Voting Rights. Except as otherwise provided by law, the holders of Series A Preferred Stock shall have no voting rights and their consent shall not be required (except to the extent required by law) for taking any corporate action.

         4. Reacquired Shares. Any Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall constitute authorized but unissued preferred shares and may be reissued as part of a new series of preferred shares by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificate of Designation creating a series of preferred shares or as otherwise required by law.

         5. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of any other securities of the Corporation junior to the Series A Preferred Stock unless, prior thereto, the holders of Series A Preferred Stock shall have received $6.00 per share, plus an amount equal to accrued and unpaid dividends thereon to the date of such payment.

         6. Consolidation, Merger, Exchange, etc. In case the Corporation shall enter into any consolidation, merger, combination, statutory share exchange or other transaction in which the Common Shares are exchanged for or changed into other stock or securities, money and/or any other property, then in any such case the Series A Preferred Stock shall at the same time be similarly exchanged or changed into preferred shares of the surviving entity providing the holders of such preferred shares with (to the extent possible) the same relative rights and preferences as the Series A Preferred Stock.

         7.       Conversion.

                  (a) The Series A Preferred Stock will be convertible into shares of Common Stock, $.001 par value, of the Corporation (the "Common Shares") at the option of the holder or holders thereof (the "Holders") at any time commencing twelve (12) months after the final closing date of the private offering of the Corporation pursuant to the Confidential Offering Memorandum dated February 9, 1998 (the "Private Offering"). Shares of Series A Preferred Stock may be converted into shares of Common Stock of the Corporation at a ratio of 1:1 or for $6.00 per share (the "Conversion Price"). All notices of conversion and other notices given by the Holder or the Corporation pursuant to this Certificate may be given by telephone line facsimile transmission and must be received by 5:00 p.m. (based on the recipient's local time) on the applicable business day when such notice is due. Such notices shall only be effective upon receipt thereof by the Corporation.

                   (b) In connection with any conversion of the Series A Preferred Stock by a Holder the Corporation shall issue and deliver to the Holder a legended certificate or certificates for the number of Common Shares to which the Holder shall be entitled within 15 business days (the "Deadline") after receipt by the Corporation of the duly executed notice of conversion and the original Series A Preferred Stock being converted, with an executed stock power.

                  (c) If, prior to the date on which all shares of Series A Preferred Stock are converted, the Corporation shall (i) pay a dividend in shares of Common Stock or make a distribution in shares of Common Stock, (ii) subdivide its outstanding Common Stock, (iii) combine its outstanding Common Stock into a smaller number of shares of Common Shares or (iv) issue by a reclassification of its Common Stock other securities of the Corporation, the Conversion Price in effect on the opening of business on the record date for determining shareholders entitled to participate in such transaction shall thereupon be adjusted, or, if necessary, the right to convert shall be amended, such that the number of shares of Common Stock receivable upon conversion of the shares of Series A Preferred Stock immediately prior thereto shall be adjusted so that the Series A Holder shall be entitled to receive, upon the conversion of such shares of Series A Preferred Stock, the kind and number of shares of Common Stock or other securities of the Corporation which it would have owned or would have been entitled to receive after the happening of any of the events described above had the Series A Preferred Stock been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subparagraph 7(c) shall become effective immediately after the effective date of such event and such adjustment shall be retroactive to the record date, if any, for such event.

         8. Vote to Change the Terms of Series A Preferred Stock. The Approval of the Board of Directors and the affirmative vote at a meeting duly called by the Board of Directors for such purpose (or the written consent without a meeting) of the holders of not less than two-thirds (2/3) of the then outstanding Series A Preferred Stock shall be required to amend, alter, change or repeal any of the powers, designations, preferences and rights of the Series A Preferred Stock.

         IN WITNESS WHEREOF, I have executed this Amended Articles of Incorporation this 6th day of February, 1998.




                                     ------------------------------------------
                                     Richard K. Hagen,  Chief Executive Officer